Exhibit 99.1

Intelligent Bio Solutions Inc. Reports Fiscal 2023 Fourth Quarter and Full Year Financial Results and Operational Highlights

- Combined full-year revenue and government support income increased 355% year-over-year -

- Received guidance from U.S. FDA on a regulatory pathway for its Intelligent Fingerprinting Drug Screening Cartridge -

- Granted 13th patent following award of U.K. patent relating to DSR-Plus Cartridge Reader -

- Recently secured 8 new customers just two months into product launch in Australia -

NEW YORK, August 24, 2023 – Intelligent Bio Solutions Inc. (“Intelligent Bio Solutions,” “INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for its fiscal fourth quarter and full-year ended June 30, 2023, and provided a business update.

“In the 2023 fiscal year, we maintained rapid expansion of our customer footprint, successfully entering the Australian market with accelerated uptake,” said Harry Simeonidis, President and Chief Executive Officer of Intelligent Bio Solutions. “Our year-over-year revenue growth represents the rising demand for, and adoption of, our innovative drug screening solution. We are confident that our Intelligent Fingerprinting Drug Screening System will set a new benchmark for drug testing procedures with its rapid collection time, portability and efficiency while prioritizing employee dignity and privacy.”

“Receiving the FDA’s guidance on a regulatory pathway for our Intelligent Fingerprinting Drug Screening Cartridge in the fourth quarter was a pivotal step toward our expansion into the U.S. market. We were also pleased to extend our market presence into South America and scale our reach throughout the Asia-Pacific region with the addition of our sales team in Australia. In addition, we further strengthened the protection of our unique and proprietary drug screening technology with the award of our 13th patent. Given our considerable progress to date, we believe INBS is well-placed to continue its growth over the next fiscal year,” concluded Mr. Simeonidis.

Spiro Sakiris, Chief Financial Officer of Intelligent Bio Solutions, further commented, “We are pleased to see that our 2023 profit and loss is comparable to our 2022 fiscal year results after allowing for net impairment of assets.”

Fourth Quarter and Full Year Highlights:

●	On June 28, 2023, the Company announced it had received guidance from the United States Food and Drug Administration (the “FDA”) regarding the regulatory classification of its Intelligent Fingerprinting Drug Screening Cartridge. The FDA provisionally determined that the cartridge falls within 21 CFR 862.3650, Opiate Test System, a Class II type device that requires the submission of a pre-market notification 510(k) and the FDA’s clearance prior to marketing, providing INBS with a clear regulatory pathway as part of the Company’s expansion strategy into the U.S.
●	In June 2023, the Company concluded its study on the Correlation of Glucose and Cortisol between Oral Fluid and Blood Compartments. The study aimed to determine the degree of correlation between saliva and blood glucose and cortisol levels in subjects with and without diabetes. The results of the study indicate that saliva sampling and analysis has potential use in various applications, including as an aid in screening for diabetes in unhygienic environments where blood sampling is risky, and in point-of-care or at-home cortisol tests where characterizing early morning levels and daily variation is important. The Company intends to compile a white paper summarizing the findings as it determines the next phase of development.

●	On May 2, 2023, the Company announced the recruitment of its Australian sales force and the addition of a new distribution hub and office facility to manage sales and operations, significantly expanding its ability to service customers throughout the Asia Pacific region.
●	On March 15, 2023, the Company announced its selection of Human and Supplement Testing Australia (“HASTA”), Australia’s largest independent sports drug testing laboratory, as its preferred drug testing specialist in Australia to complete lab-based confirmation testing.
●	On January 23, 2023, the Company published the results of Milestone 7, a phase of its biosensor platform development at the University of Newcastle, Australia, that included testing time-to-result (TTR), sensitivity, and reproducibility. The results showed a record 4x improvement in TTR, enabling the biosensor to return test results in under one minute.
●	During the fiscal 2023 year, the Company continued to expand its customer base by entering into sales contracts with Haulier, Eastern Airways, Hozelock, Boughey Distribution, A&F Sprinklers and Dodman Limited.
●	Earlier in the fiscal year, the Company completed the acquisition of Intelligent Fingerprinting Limited (IFP), a company registered in England and Wales (the IFP Acquisition). The IFP acquisition expanded the Company’s platform of rapid, non-invasive diagnostic testing technologies.

Fourth Quarter and Full Year Ended June 30, 2023, Financial Results

All amounts are expressed in U.S. dollars unless indicated otherwise. All authorized, issued, and outstanding stock and per share amounts reflect the 1-for-20 reverse stock split effected by the Company on February 9, 2023, unless indicated otherwise.

The Company’s combined revenue and government support income increased by 355% to $1.99 million for the fiscal year ended June 30, 2023, including revenue from sales of goods of $1.26 million, compared to fiscal year 2022. The increase in revenue is due to the acquisition of IFP in October 2022, whose results of operations are consolidated, and the launch of fingerprint drug testing in the APAC region via Intelligent Bio Solutions (APAC) Pty Ltd. The acquisition provided the Company with access to the commercially available Intelligent Fingerprinting Drug Screening System which is currently being marketed throughout Europe and the Asia Pacific Region.

Net loss attributable to INBS for fiscal year 2023 was $10.6 million, compared to a net loss of $8.3 million for the prior fiscal year. This increase is primarily driven by an impairment of goodwill of approximately $4.2 million, partially offset by a recognition of fair value gain on revaluation of convertible notes and holdback Series C Preferred Stock during the current period of approximately $2.2 million.

As of June 30, 2023, the Company’s cash and cash equivalents totalled approximately $1.5 million.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This hygienic, and cost-effective system is designed to screen for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘potential,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ ‘‘approximately’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com

Investor Contact:

Valter Pinto

KCSA Strategic Communications

INBS@kcsa.com

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets*

(Amounts in US$)

	June 30, 2023	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,537,244	$8,238,301
Accounts receivable, net	293,861	-
Inventories, net	979,907	-
Grant receivable, current portion	-	1,529,882
Research and development tax incentive receivable	498,758	353,048
Other current assets	552,791	746,761
Total current assets	3,862,561	10,867,992
Property and equipment, net	690,175	391,408
Operating lease right-of-use assets	546,475	-
Intangible assets, net	5,255,401	-
Long-term grant receivable	-	1,092,773
TOTAL ASSETS	10,354,612	$12,352,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,610,028	$1,625,089
Current portion of operating lease liabilities	223,447	-
Current portion of deferred grant income	2,338,057	2,836,582
Current employee benefit liabilities	358,942	201,332
Current portion of notes payable	353,211	-
Total current liabilities	5,883,685	4,663,003
Employee benefit liabilities, less current portion	24,902	50,626
Operating lease liabilities, less current portion	356,165	-
Long-term deferred grant income	-	1,092,773
Notes payable, less current portion	402,862	-
Total liabilities	6,667,614	5,806,402
Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
Series C preferred stock, 4,012,276 shares designated, 0 shares issued and outstanding at June 30, 2023 and 2022, respectively	-	-
Series D preferred stock, 500,000 shares designated, 0 shares issued and outstanding at June 30, 2023 and 2022, respectively	-	-

Common stock, $0.01 par value, 100,000,000 shares authorized, 2,330,399 and 744,495 shares issued and outstanding at June 30, 2023 and 2022, respectively*	23,304	7,445
Treasury stock, at cost, 1,386 and 0 shares as of June 30, 2023 and 2022, respectively	(14)	-
Additional paid-in capital	46,158,763	38,581,465
Accumulated deficit	(41,807,573)	(31,175,853)
Accumulated other comprehensive loss	(575,496)	(788,135)
Total consolidated Intelligent Bio Solutions Inc. equity	3,798,984	6,624,922
Non-controlling interest	(111,986)	(79,151)
Total shareholders’ equity	3,686,998	6,545,771
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,354,612	$12,352,173

*	Common Stock has been retroactively adjusted to reflect the decreased number of shares resulting from a 1 for 20 reverse stock split throughout the consolidated financial statements unless otherwise stated.

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss)*

(Amounts in US$)

	Year Ended June 30,
	2023	2022
Revenue	$1,256,872	$-
Cost of revenue (exclusive of amortization shown separately below)	(930,204)	-
Gross profit	326,668	-

Other income:
Government support income	737,628	437,146

Operating expenses:
Selling, general and administrative expenses	(8,026,703)	(4,920,103)
Development and regulatory approval expenses	(507,424)	(3,853,919)
Depreciation and amortization	(966,732)	-
Goodwill impairment	(4,158,670)	-
Total operating expenses	(13,659,529)	(8,774,022)
Loss from operations	(12,595,233)	(8,336,876)

Other income (expense):
Interest expense	(223,534)	(7,539)
Realized foreign exchange loss	(9,829)	(3,987)
Fair value gain on revaluation of financial instruments	2,154,365	-
Interest income	9,676	14,426
Total other income	1,930,678	2,900
Net loss	(10,664,555)	(8,333,976)
Net loss attributable to non-controlling interest	(32,835)	(27,925)
Net loss attributable to Intelligent Bio Solutions Inc.	$(10,631,720)	$(8,306,051)

Other comprehensive income (loss), net of tax:
Foreign currency translation income (loss)	$212,639	$(126,875)
Total other comprehensive income (loss)	212,639	(126,875)
Comprehensive loss	(10,451,916)	(8,460,851)
Comprehensive loss attributable to non-controlling interest	(32,835)	(27,925)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	$(10,419,081)	$(8,432,926)

Net loss per share, basic and diluted*	$(10.58)	$(11.33)
Weighted average shares outstanding, basic and diluted*	1,004,593	733,263

The accompanying notes are an integral part of these consolidated financial statements.

*	Common Stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1 for 20 reverse stock split throughout the consolidated financial statement unless otherwise stated.